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                                                                 EXHIBIT 10.6



                              LICENSING AGREEMENT


         This Licensing Agreement ("Agreement") dated September 5, 1996, is made and entered into by and between Innovative Products, Inc. ("Licensor"), a corporation organized and existing under the laws of the State of Virginia and having its principal place of business at 11582 Overleigh Drive, Woodbridge, Virginia 22192, and Level Best Golf, a corporation organized and existing under the laws of the State of Florida and having its principal place of business at 14561 - 58th Street North, Clearwater, Florida 34620 ("Licensee").

                              W I T N E S S E T H

         WHEREAS the Licensor has certain right, title and interest in and to the Product (as hereinafter defined); and

         WHEREAS the Licensor desires to offer the Licensee the opportunity to commercialize the Product in the United States of America ("U.S.A."); and
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         WHEREAS the Licensee desires to obtain an exclusive license to make, sell, and market the Product throughout the United States of America without rights to sublicense.

         WHEREAS the Licensor is willing to provide such license to Licensee as a means of facilitating the manufacture, marketing and sale of the Product in exchange for the payment of royalties;

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used herein, the terms "Agreement," "Licensor," and "Licensee" shall have the meanings indicated above. As used herein, the following terms shall have the following meanings:

1.1      "Effective Date" shall mean the date first written above.





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1.2      "Patent Rights" shall mean (1) United States Provisional Patent
         Application Serial No. 60/018,245 filed May 24, 1996 and any patents which issue therefrom and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part, extensions and patents thereof, and any and all other counterpart applications in any other countries and patents and inventors' certificates, utility models and the like issuing therefrom.

1.3 "Product" shall mean the BDS 2000 as claimed and disclosed in the Patent Rights, including any approved design modifications.

1.4 "Date of First Royalty Payments" shall mean the end of the first calendar quarter following the first date of Product shipment.

1.5 "Gross Collected Sales" shall mean all gross receipts collected by Licensee from buyers of Product and all other value received by Licensee, all with no deductions for sales, marketing, or administrative expenses.





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2.       Term and Grant of License

2.1 Grant of License. Subject to the terms and conditions hereof, effective as of the Effective Date, Licensor hereby grants Licensee an exclusive right and license under the Patent Rights to make, sell and market the Product in the United States of America, and furthermore hereby grants Licensee a non-exclusive right and license to make, sell and market the Product outside the United States of America. The exclusive license granted hereunder with respect to Product is strictly limited to the manufacture, sale and marketing of Products in the United States of America. Nothing in this Agreement shall give Licensee the right to sublicense the Product without the written approval of Licensor under separate agreement. Upon Licensor's request, Licensee agrees to sell Product to Licensor at twenty percent (20%) above Licensee's manufacturing cost. Licensor shall have the non-exclusive right to market and sell the Product outside the U.S.A.

2.2 Term of License. The Term of the license shall be for five years from the first date of Product shipment provided that





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         Licensee maintain sales of the following minimum quantities from the first date of Product shipment:

                 First twelve months               150,000 units

                 Second twelve months              250,000 units

                 Third twelve months               300,000 units

                 Fourth twelve months              150,000 units

                 Fifth twelve months               100,000 units


Should Licensee fail to maintain the above minimum sales quantities for any twelve month period, this license shall terminate unless the parties hereto agree otherwise. Furthermore, should Licensee fail to ship product to a buying customer by June 1, 1997, this license shall terminate unless the parties hereto agree otherwise.

2.3 Manufacturing and Marketing Costs. Licensee agrees to incur all manufacturing and marketing costs associated with the Product.

2.4 Design Modifications. Licensee agrees to submit to Licensor samples of Product including any proposed design changes for





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         approval by Licensor.  Such approval shall not be unreasonably withheld.



3.       Royalties and Reimbursements.


3.1      Royalties Resulting from Income.

         Royalty Income: Licensor shall receive from Licensee $3.50 (three dollars and fifty cents) per unit on the first 10,000 units sold and will pay Licensee an ongoing royalty of 11% (eleven percent) of the Gross Collected Sales on all subsequent units sold. Excluded from this are any units sold from Licensee to Licensor.


3.2 Due Dates. Payments of all Royalties by Licensee shall be due within thirty (30) days of the end of each calendar quarter after the first date of Product shipment has occurred. Any such payments shall be made by check drawn in U.S. funds on a U.S. bank and paid to Licensor substantially concurrently with the reports as defined in Section 3.3(2) of this Agreement.





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3.3      Reports.  (1)  From the Effective Date to the first date of Product shipment, Licensee shall provide a bi-monthly report to Licensor indicating progress toward commercialization and sale of the Product.

                   (2) After the first date of Product shipment, Licensee shall provide a detailed summary of sales for each calendar quarter which will include a statement of the amount of quarterly Gross Collected Sales realized by Licensee, the amount of any royalty due to Licensor, and the total payment due from Licensee to Licensor.


3.4 Patent Procurement. Licensor shall be responsible for procurement of all Patent Rights and for all reasonable costs incurred during the Term of this Agreement in prosecuting and maintaining all U.S. patent applications of Patent Rights and obtaining and maintaining all patents of Patent Rights. Licensor shall be responsible for filing for patent protection for approved design changes. Licensee agrees that all approved design changes are the property of Licensor. Licensee agrees to obtain all requisite documentation assigning any patent rights in such approved design changes





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         to Licensor.  Licensor shall keep Licensee fully informed regarding all such U.S. patents and patent applications.

3.5 Audit Rights. Licensee shall maintain the usual books of account and records showing the Gross Collected Sales of Products by Licensee. Such books and records shall be open to inspection by Licensor at its expense during usual business hours, by an independent certified public accountant to whom Licensee has no reasonable objection, for two (2) years after the calendar year to which they pertain, for the purpose of verifying the accuracy of the payments made to Licensor by Licensee pursuant to this Agreement. Inspection shall be reasonably limited to those matters related to Licensee's payment obligations under this Agreement.

4.       Representations and Warranties.

4.1      Licensor.  Licensor hereby represents and warrants that:

         (a) it is a corporation validly existing and in good standing under the laws of the state of Virginia;





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         (b)     the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Licensor;

         (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement;

         (d) Licensor has not encumbered, restricted, transferred, or otherwise burdened the application of the Product within the United States of America;

         (e) to the best of Licensor's knowledge, there is no infringement or suspected infringement of the Patent Rights or misuse, misappropriation, theft, or breach of confidence of other proprietary rights in the Product by a third party;

         (f) to the best of Licensor's knowledge, it has all rights to the Product and the authority to transfer such rights to the Licensee without violating the rights (whether primary, residual, vested, or nonvested) of any other person; and





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         Licensor specifically disclaims all warranties including, but not limited to, warranties of merchantability or fitness for a particular purpose.

4.2      Licensee.  The Licensee represents and warrants that:

         (a) it is a corporation validly existing and in good standing under the laws of the State of Florida;

         (b) the execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Licensee;

         (c) it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

5.       Protection of Property Rights.

5.1 Confidentiality. Except as provided below, each of the parties hereto agrees to use all reasonable efforts to keep confidential all information related to the Product received from the other party and designated as confidential during the term of this Agreement, together with any and all





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         documentation and other physical manifestations or embodiments thereof. Without limiting the foregoing, each party shall use the same degree of care, effort and procedures in protecting such confidential information as such party utilizes in connection with protecting its own information of similar character.

5.2 Exceptions. The foregoing provisions of Section 5.1 shall not apply to information which:

         (a) at the time of its disclosure hereunder was generally known to the public or subsequently becomes known to the public through no fault of the parties;

         (b) was in possession of the receiving party prior to disclosure by the disclosing party hereunder and was not acquired directly or indirectly from any third party under obligation of confidentiality to the disclosing party;

         (c) subsequent to its disclosure hereunder, is obtained from a third party not subject to a contractual or fiduciary obligation for confidentiality to the disclosing party;





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6.       Infringement.

6.1 Notification, Expenses, and Recovery. Subject to the consent of Licensor, which consent shall not be unreasonably withheld, Licensee shall have the right, in its sole discretion and at its sole expense, to initiate, respond to, prosecute and conclude legal proceedings in Licensor's name or its own name against any infringer of the Patent Rights in the U.S.A. Any settlement or recovery received by or awarded to Licensee (or to Licensor, if Licensee brings suit in the name of Licensor) in any such proceeding shall be divided seventy percent (70%) to Licensee and thirty percent (30%) to Licensor after Licensee deducts from any such settlement or recovery its counsel fees and out-of-pocket expenses relative to any such legal proceeding. If Licensee decides not to initiate legal proceedings against any such infringer, or in the event that Licensee decides not to pursue legal proceedings which have been initiated, then Licensor shall have the right in its sole discretion, to initiate or continue such legal proceedings. Any Settlement or recovery received from any such proceeding shall be divided thirty percent (30%) to Licensee and seventy percent (70%) to





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         Licensor after Licensor deducts from any such settlement or recovery its reasonable counsel fees and out-of-pocket expenses relative to any such legal proceeding. In the event that either party initiates or carries on legal proceedings to enforce any Patent Rights against an alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested. Further, the other party at its expense, shall have the right to be represented by counsel of its choice in any such proceeding, provided that the party who initiates or carries on the legal proceedings shall have the sole right to conduct such proceedings.

6.2 Consent of Other Party. Neither party to this Agreement shall settle any action in which both parties are plaintiffs without first obtaining the consent of the other party, which consent will not be unreasonably withheld.

7.       Independent Contractor.

7.1 Relationship of Licensor and Licensee. It is agreed that the relationship of Licensee to Licensor in the performance of this Agreement is as an independent contractor and that the





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         Licensee is not an agent of Licensor.  Licensee agrees to refrain from representing itself as being the agent of Licensor in performing or acting pursuant to this Agreement. Neither party shall have the power or authority to bind or otherwise commit the other party nor shall either party attempt to do so. No joint venture or partnership shall arise from or be imputed under this Agreement.

8.       Indemnification And Insurance

8.1 Indemnification. Licensee hereby agrees to indemnify and hold Licensor harmless from liability arising from any claims, costs, damages, or other liabilities, suits or judgments resulting from Licensee's use, application, or marketing of the Products so long as such claims, costs, damages or other liabilities, suits, or judgments are not attributable to grossly negligent or intentionally wrongful acts or omissions by Licensor, its trustees, employees and/or agents. This indemnity is conditioned upon Licensor's obligation to: (i) advise Licensee of any claim or lawsuit, in writing promptly after Licensor has received notice of said claim or lawsuit and (ii) assist Licensee and its





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         representatives in the investigation and defense of any lawsuit and/or claim for which indemnification is provided.

8.2 Insurance. Prior to marketing or otherwise making the Product commercially available, Licensee shall purchase Commercial General Liability Insurance, including Product Liability Insurance, for all Products developed, manufactured, or marketed as a result of this Agreement. Coverage for Bodily Injury/Property Damage shall be for one million dollars ($1,000,000) combined single limit per occurrence with an annual aggregate of at least three million dollars ($3,000,000). If permitted, all policies shall name Licensor as an additional insured as respects the subject matter of this Agreement. The Product Liability Insurance shall provide territorial coverage commensurate in scope with sales of the Product by Licensee and shall be on an "occurrence" basis. Evidence of all required insurance coverage shall be delivered to Licensor within ten (10) days of the policy effective date. Each policy shall contain a provision that the Insurer will not terminate the policy or materially reduce its coverage without forty-five (45) days advance written notice to Licensor.





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9.       Breach, Excuse of Performance, and Termination.

9.1 Term. As stated in Article 2.2 above, this Agreement shall have a Term of five years from the first date of Product shipment.

9.2 Breach. If either party at any time commits any material breach of this Agreement, and fails to remedy it within 90 (ninety) days after receiving written notice from the other party of such breach, then in such case the non-breaching party may cancel this Agreement by notifying the breaching party in writing. The remedies in this
         Section 9.2 are in addition to any other remedies to which the parties hereunder may be entitled. Any failure to cancel this Agreement for any breach will not constitute a waiver by the aggrieved party of its right to cancel this Agreement for any other breach whether similar or dissimilar in nature.

9.3 Effect of Breach upon License. Any license granted hereunder shall terminate automatically upon any permitted unilateral termination or unremedied breach, including, but not limited to, the non-shipment of Product by June 1, 1997, and the





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         non-payment of royalties as specified in Article 3 herein, of this
         Agreement by the Licensee unless, in the case of Licensee's termination of this Agreement, such termination is for an unremedied material breach by Licensor, in which event the license grant shall not terminate.

10.      Miscellaneous.

10.1 Assignment. This Agreement shall inure to the benefit of and shall be binding upon each of the parties and their respective successors and assigns; however, it may not be assigned, in whole or in part, by either party without the prior written consent of the other party. Assignment will not be reasonably withheld.

10.2 Amendment of Agreement. No amendment, modification, or addition to this Agreement shall be binding upon either party unless reduced to writing and duly executed by each of the parties in the same manner as the execution of this Agreement.

10.3 Notice. Any notice or other communication to either party to this Agreement required or persisted under this Agreement





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         shall be in writing and shall be deemed to have been served upon such party five days after having been dispatched, to such party by overnight carrier to the address set below; provided, however, that any notices of termination or alleging a breach of this Agreement shall also be sent by certified mail:




                 If to the Licensor:

                 Innovative Products, Inc.
                 11582 Overleigh Drive
                 Woodbridge, Virginia 22192

                 Attention: Donna Swanson

                 If to the Licensee:

                 Level Best Golf, Inc.
                 14561 - 58th Street North
                 Clearwater, Florida 34620

                 Attention:  Bill Foley
                             Chief Operating Officer


10.4 Additional Documents. Each party agrees to execute any documents or instruments reasonably necessary to permit such





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         other party to enjoy the full benefit of the rights granted to such other party under this Agreement.

10.5 Invalidity of Separable Provisions. If any term or provision of this Agreement is for any reason held invalid, such invalidity shall not affect any other term or provision, and this Agreement shall thereafter be construed as if such invalid term or provision had never been contained in this Agreement.

10.6 Entirety. This Agreement contains the entire understanding and agreement between the parties relative to its subject matter, and there are no understandings, agreements, conditions, or representations, oral or written, express or implied, with reference to such subject matter that are not merged or superseded by this Agreement.

10.7 Effect of Headings. The headings to sections of this Agreement are for convenience of reference only and do not form a part of this Agreement, and shall not in any way affect the interpretation of this Agreement.





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10.8     Choice of Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Virginia. Any lawsuits between Licensor and Licensee which pertain to this Agreement shall be brought in the appropriate State or Federal Court of competent jurisdiction within the State of Virginia.

10.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the day and year first above written.



INNOVATIVE PRODUCTS, INC.               LEVEL BEST GOLF, INC.

By:  /s/ Donna Swanson                  By:  /s/ Bill Foley
   ---------------------------------       -------------------------------------

Its: CEO                                Its:  COO
    --------------------------------        ------------------------------------




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